UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2024

Astera Labs, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-736297	82-3437062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2901 Tasman Drive, Suite 205
Santa Clara, CA 95054
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 337-9056

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALAB	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2024, the Board of Directors (the “Board”) of Astera Labs, Inc. (the “Company”) increased the authorized number of directors on the Board from six to seven and, upon recommendation of the Board’s Nominating and Corporate Governance Committee, appointed Bethany Mayer to the Board and to the Audit Committee of the Board (the “Audit Committee”), and to replace Stefan Dyckerhoff as a member of the Audit Committee, with the Board appointment effective June 23, 2024, and the Audit Committee appointment effective July 25, 2024. The Board determined that Ms. Mayer is an independent director in accordance with applicable Nasdaq listing rules and the rules and regulations of the U.S. Securities and Exchange Commission. Ms. Mayer has been designated as a Class I director and plans to stand for election at the Company’s 2025 Annual Meeting of Stockholders.

Ms. Mayer is currently an executive advisor with Siris Capital Group LLC, a private equity firm. Previously, she served as Executive Vice President of Corporate Development and Technology of Sempra Energy, an energy infrastructure company, from November 2018 to January 2019. From 2014 through April 2017, she was the President and Chief Executive Officer of Ixia, a market leader in test, visibility, and security solutions, until it was acquired by Keysight Technologies in April 2017. From 2011 through 2014, Ms. Mayer served as Senior Vice President and General Manager of HP’s Networking Business unit and the NFV business unit. From 2010 until 2011, she served as Vice President, Marketing and Alliances, for HP’s Enterprise Servers Storage and Networking Group. Prior to joining HP, she held leadership roles at Blue Coat Systems, Cisco and Apple Computer. She has served on the board of directors of Hewlett Packard Enterprise, multinational information technology company, since June 2023; Box, Inc., a cloud-based content management platform, since April 2020, where she is currently chair; LAM Research Corporation, a semiconductor equipment company, since May 2019; and Sempra Energy, an energy services holding company, since June 2019. Ms. Mayer previously served on the board of directors of Ixia from 2014 through April 2017; Delphi Automotive PLC, an auto parts supplier, from August 2015 to April 2016; and Marvell Technology, Inc. (formerly Marvell Technology Group), an infrastructure semiconductor solutions company, from May 2018 to June 2022. Ms. Mayer holds a B.S. in Political Science from Santa Clara University, an M.B.A. from California State University-Monterey Bay, and an M.S. in Cybersecurity from New York University.

In connection with Ms. Mayer’s service as a director, she will be entitled to the Company's customary compensatory arrangement for non-employee directors, including a prorated annual retainer of $60,000 for Board service and a prorated annual retainer of $12,500 for Audit Committee service. In addition, upon her initial election to the Board, Ms. Mayer will be granted a one-time restricted stock unit (“RSU”) award with a fair market value of $330,000, pursuant to the terms of the Company's 2024 Stock Option and Incentive Plan (the “Award”). The RSUs subject to the Award will vest in equal annual installments over three years from the date of the grant, subject to Ms. Mayer’s continued service to the Company. In addition, Ms. Mayer will enter into the Company’s standard form of indemnification agreement.

There are no arrangements or understandings between Ms. Mayer and any other person pursuant to which Ms. Mayer was selected as a director. In addition, there are no transactions in which Ms. Mayer has an interest that would require disclosure under Item 404(a) of Regulation S-K. Ms. Mayer does not have any family relationships with any of the Company’s directors or executive officers.

A copy of the press release related to Ms. Mayer’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release issued by Astera Labs, Inc. dated June 24, 2024.
104	Cover Page Interactive Data File (Cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2024	Astera Labs, Inc.

By: /s/ Michael Tate
Name: Michael Tate
Title: Chief Financial Officer